Exhibit 99.1

Contacts:

Eric Brielmann / Andi Salas

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

MORGANS HOTEL GROUP REPORTS
FIRST QUARTER 2007 RESULTS

-Strong RevPAR Growth-

-Significant EBITDA and Margin Growth-

NEW YORK, NY — May 8, 2007 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the first quarter 2007.

Highlights

For the first quarter 2007, revenue per available room (“RevPAR”) for Comparable Hotels(1) increased by 18.0% from the first quarter 2006. The increase was driven by growth in both average daily rate (“ADR”) and occupancy. Comparable Hotel ADR rose by 11.6% to $353.02 and occupancy grew by 5.7% to 79.8% for the first quarter. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA,” as further described below) increased by 22% from the prior year period to $21.3 million.  One-time charges included approximately $1.6 million of expenses related to the opening of Mondrian Scottsdale, the completion of the Hard Rock transaction and the opening of a new restaurant, Suka, at Sanderson in London.  Excluding one-time charges, Adjusted EBITDA rose by 32%.

“Our first quarter results reflect the strength of our properties and the enduring appeal of our brands,” said Ed Scheetz, President and Chief Executive Officer of MHG. “Our strategy of focusing on ‘hot’ urban markets with differentiated products and a strong client base has put us ahead of the industry, as demonstrated by our RevPAR growth at our Comparable Hotels during the first quarter, which is well in excess of industry averages.”

“Our Mondrian Scottsdale and Hard Rock acquisitions, as well as our renovations at Delano, are already making significant contributions toward EBITDA growth. In addition, we are working with top designers and introducing new restaurant concepts as we continue to renovate our more mature properties. The recent renovations at Delano helped drive ADR growth of approximately 20% there during the first quarter. Over the next several months, we are starting significant renovations at both Royalton and Mondrian Los Angeles, and we look forward to meaningful increases in ADR at those properties upon completion. As we have said

(1)                “Comparable Hotels” includes all hotels operated by MHG except for hotels added during or after the relevant comparison period for the prior year, hotels under renovation and development projects.  Comparable Hotels for the first quarter 2007 excludes Mondrian Scottsdale and the Hard Rock Hotel & Casino in Las Vegas (the “Hard Rock”), which were added after the first quarter 2006.

many times, we are thrilled to be operating in Las Vegas, the ultimate entertainment destination.  In the first two months of operation, the Hard Rock has already contributed approximately $3.3 million in EBITDA, including $1.3 million in management fees, to our results. We are also moving rapidly forward with the announced expansion and renovation project at the Hard Rock.” Recent trends at Hard Rock have been very encouraging.

“We are very proud of what we have accomplished so far in 2007.  With the combination of the strength of our properties and aggressive renovation and expansion plans, we believe we are well positioned for the future.”

First Quarter Operating Results

RevPAR for MHG’s Comparable Hotels was $281.71, an increase of 18.0%, or 15.8% excluding the effects of currency fluctuations (“Constant Dollars”), for the first quarter 2007 over the comparable period in 2006, reflecting significant increases in both ADR and occupancy.  The growth in RevPAR was driven by an increase of 23.9% at MHG’s two operating Miami hotels, 23.2% at MHG’s two London hotels (10.4% in Constant Dollars) and 17.0% at MHG’s three New York hotels driven largely by Hudson. Adjusted EBITDA margins at Comparable Hotels increased by 150 basis points as compared to the first quarter 2006.

From February 2, 2007, the date when MHG began operating the Hard Rock hotel through March 31, 2007, the Hard Rock achieved a 96% occupancy rate and an ADR of $195. This represents a 7.4% RevPAR increase over the comparable period in 2006 when it was operated by prior management.

MHG recorded net income of $0.4 million for the first quarter of 2007, compared to a net loss of $15.9 million for the first quarter of 2006. The results were impacted by lower interest expense in the first quarter of 2007 of $4.0 million, due to the retirement of debt and non-operating income of $6.1 million net of costs, due to consideration received in connection with the sale of MHG’s partner’s interest in the London joint venture based on excess working capital levels at the joint venture. In addition, the first quarter of 2006 was impacted by higher taxes of $10.8 million primarily due to deferred taxes on the cumulative differences in the basis of net assets upon the conversion to a C corporation in connection with the February 2006 IPO.

Balance Sheet and Financing

As of March 31, 2007, consolidated debt, which includes long-term debt and capital lease obligations, was $581.0 million including $79.0 million of lease obligations related to the Clift.  Approximately 96% of MHG’s long-term debt at March 31, 2007 was at fixed rates, either directly or as a result of hedging arrangements, and carried a weighted average interest rate of 6.1% with an average maturity of six years. As of March 31, 2007, MHG had $25.0 million of outstanding borrowings under its $225 million revolving credit facility.

As of March 31, 2007, MHG had approximately $227.7 million invested in non-EBITDA producing assets including equity investments, deposits and its proportionate share of joint venture debt. These projects include Mondrian South Beach, excess land and branding rights at the Hard Rock, Echelon Place and the property across from Delano.

2

In December 2006, MHG’s Board of Directors authorized the repurchase of up to $50 million worth of MHG stock. Through March 31, 2007, MHG had repurchased approximately 1.5 million shares at an average price of $17.48 per share for a total repurchase of $26.2 million.

Development Activity

In January 2007, MHG announced the opening of Mondrian Scottsdale.  The property, which MHG purchased in May 2006 and rebranded as Mondrian, has undergone dramatic renovations during the last several quarters, including the addition of an Asia de Cuba restaurant and Skybar lounge, intended to bring the hotel up to MHG’s best-in-class brand standard and enhance the property’s profitability.

On February 5, 2007, MHG announced the completion of the acquisition of the Hard Rock Hotel & Casino in Las Vegas.  On March 12, 2007, MHG announced a large-scale expansion and renovation project for the property with its equity partner, DLJ Merchant Banking Partners (“DLJMB”).  The project, which is expected to result in the addition of approximately 950 guest rooms, approximately 60,000 square feet of meeting and convention space, and approximately 35,000 square feet of casino space, is expected to be completed in 2009.  In addition, the project includes the expansion of the Hard Rock’s award-winning pool, several prominent new food and beverage outlets, a new and larger “Joint” live entertainment venue, 30,000 square feet of new retail space, as well as a new spa and health club.  MHG’s preliminary estimates are that the expansion will cost approximately $700 to $750 million.

Also during the first quarter of 2007, MHG announced a new partner, Walton Street Capital, for the joint venture that owns Sanderson and St Martins Lane in London.  Walton Street purchased the 50% joint venture interest from MHG’s previous partner, Burford Hotels Limited, for a price which equates to approximately $900,000 per room.

Guidance For 2007

The statements below represent MHG’s outlook for its business for the fiscal year ending December 31, 2007. Based upon the first quarter 2007 results and upon MHG’s expectations for continued strength in the U.S. economy, moderate supply growth, further rate improvement in the luxury lodging sector and expected inflation, MHG is increasing its Comparable Hotel RevPAR growth target and reiterating its total revenues and adjustable EBITDA expectations for the full year 2007 as follows:

2007 Guidance:

Comparable Hotel RevPAR Growth:	9% to 11% (increase from prior guidance of 8% to 10%)
Total Revenues:	In excess of $300 million
Adjusted EBITDA:	In excess of $110 million

Due to the ramp up at the Hard Rock and Mondrian Scottsdale and the renovations at existing hotels, MHG believes that the projected 2007 Adjusted EBITDA level is not indicative of the normalized “run rate” Adjusted EBITDA of the portfolio and that there are significant opportunities for growth in our existing portfolio.

3

Conference Call

MHG will host a conference call to discuss the first quarter financial results today at 5:00 PM Eastern time.

The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing 877-704-5386 or 913-312-1302 for international callers. A replay of the call will be available two hours after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 2748161. The replay will be available from May 8, 2007 through May 15, 2007.

About Morgans Hotel Group

Morgans Hotel Group Co. (Nasdaq: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, operates and owns or has an ownership interest in Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London.  In February 2007, MHG and an equity partner acquired the Hard Rock Hotel & Casino in Las Vegas and related assets.  MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities in the United States, Europe, South America, Asia and around the world.  For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the integration of the Hard Rock Hotel & Casino and other acquired properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

###

4

Income Statement
(In Thousands, except per share amounts)	1st Qtr
	2007	2006 (1)

Revenues :
Rooms	$45,263	$36,816
Food & beverage	25,557	21,985
Other hotel	3,646	3,937
Total hotel revenues	74,466	62,738
Management fees	3,956	2,207
Total revenues	78,422	64,945

Operating Costs and Expenses :
Rooms	12,627	10,061
Food & beverage	17,542	14,062
Other departmental	2,027	2,020
Hotel, selling, general and administrative	15,357	13,212
Property taxes, insurance and other	5,697	3,677
Total hotel operating expenses	53,250	43,032
Corporate expenses :
Stock based compensation	2,322	1,052
Other	6,733	4,618
Depreciation	4,807	5,325
Total operating costs and expenses	67,112	54,027
Operating income	11,310	10,918

Interest expense, net	10,599	14,584
Equity in loss of unconsolidated joint ventures	4,654	376
Minority interest in joint ventures	1,102	1,405
Other non-operating (income) loss	(5,723)	42

Pre tax income (loss)	678	(5,489)
Income taxes	229	10,751
Net income (loss) before minority interest	449	(16,240)

Minority interest	13	(356)

Net income (loss)	$436	$(15,884)

Income (loss) per share	$0.01	$(0.36	)(2)

(1)            Includes results of our predecessor from January 1, 2006 through February 16, 2006.

(2)            Loss per share represents the loss for MHG from February 17, 2006, the date of the IPO, when the shares were issued.

Hotel Operating Statistics	(In Actual Dollars)			(In Constant Dollars, if different)
	1st Qtr		%	1st Qtr		%
	2007	2006	Change	2007	2006	Change
Morgans
Occupancy	84.5%	81.0%	4.3%
ADR	$277.66	$265.83	4.5%
RevPAR	$234.62	$215.32	9.0%

Royalton
Occupancy	88.4%	85.3%	3.6%
ADR	$305.48	$289.57	5.5%
RevPAR	$270.04	$247.00	9.3%

Hudson
Occupancy	87.2%	75.8%	15.0%
ADR	$228.08	$217.36	4.9%
RevPAR	$198.89	$164.76	20.7%

Delano
Occupancy	84.5%	82.0%	3.0%
ADR	$705.17	$586.78	20.2%
RevPAR	$595.87	$481.16	23.8%

Mondrian
Occupancy	82.0%	81.2%	1.0%
ADR	$325.70	$318.89	2.1%
RevPAR	$267.07	$258.94	3.1%

Clift
Occupancy	64.0%	63.7%	0.5%
ADR	$260.16	$241.82	7.6%
RevPAR	$166.50	$154.04	8.1%

Total Owned — Comparable
Occupancy	81.8%	75.9%	7.7%
ADR	$306.92	$286.49	7.1%
RevPAR	$251.06	$217.56	15.4%

St. Martins Lane
Occupancy	77.0%	73.2%	5.2%	77.0%	73.2%	5.2%
ADR	$425.54	$344.96	23.4%	$425.54	$384.81	10.6%
RevPAR	$327.67	$252.51	29.8%	$327.67	$281.68	16.3%

Sanderson
Occupancy	74.1%	73.5%	0.8%	74.1%	73.5%	0.8%
ADR	$487.20	$423.63	15.0%	$487.20	$472.64	3.1%
RevPAR	$361.02	$311.37	15.9%	$361.02	$347.39	3.9%

Shore Club
Occupancy	72.9%	75.4%	-3.3%
ADR	$551.30	$429.61	28.3%
RevPAR	$401.90	$323.93	24.1%

Total Joint Venture — Comparable
Occupancy	74.4%	74.3%	0.1%	74.4%	74.3%	0.1%
ADR	$496.81	$402.59	23.4%	$496.81	$425.64	16.7%
RevPAR	$369.63	$299.12	23.6%	$369.63	$316.25	16.9%

System-wide — Comparable
Occupancy	79.8%	75.5%	5.7%	79.8%	75.5%	5.7%
ADR	$353.02	$316.24	11.6%	$353.02	$322.15	9.6%
RevPAR	$281.71	$238.76	18.0%	$281.71	$243.22	15.8%

Mondrian Scottsdale
Occupancy	64.4%
ADR	$245.16
RevPAR	$157.88

Hard Rock
Occupancy	96.0%
ADR	$195.37
RevPAR	$187.56

Total Company
Occupancy	81.0%	75.5%	7.3%	81.0%	75.5%	7.3%
ADR	$323.27	$316.20	2.2%	$323.27	$322.15	0.3%
RevPAR	$261.85	$238.73	9.7%	$261.85	$243.22	7.7%

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest.  It also excludes stock-based compensation expense.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for, our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

Adjusted Net Debt

We disclose Adjusted Net Debt because we believe it provides a more meaningful comparison to our Adjusted EBITDA and is a useful tool to assess the value of MHG.  Adjusted Net Debt is defined as debt under U.S. GAAP less the lease obligation related to Clift, plus our proportionate share of debt of unconsolidated joint ventures, less cash and cash equivalents, less non-EBITDA producing assets at cost.

EBITDA Reconciliation
(In Thousands)
	1st Qtr
	2007	2006 (1)

Net income (loss)	$436	$(15,884)
Interest expense,net	10,599	14,584
Income tax expense	229	10,751
Depreciation and amortization expense	4,807	5,325
Proportionate share of interest expense from unconsolidated joint ventures	6,508	1,599
Proportionate share of depreciation expense from unconsolidated joint ventures	2,125	1,233
Proportionate share of depreciation expense of consolidated joint ventures	(102)	(130)
Less : Minority interest	13	(356)

EBITDA	24,615	17,122

Add : Other non operating expense (income)	(5,723)	42
Add : Other non operating expense (income) from unconsolidated joint ventures	1,253
Less : Clift	(1,204)	(836)
Add : Stock based compensation	2,322	1,052

Adjusted EBITDA	$21,263	$17,380

(1)            Includes results of our predecessor from January 1, 2006 through February 16, 2006.

Reconciliation of Operating Income to  Adjusted EBITDA

(In Thousands)

	1st Qtr
	2007	2006 (1)

Operating Income	$11,310	$10,918

Depreciation	4,807	5,325
EBITDA from joint ventures	5,234	2,456
Minority interest in joint ventures	(1,206)	(1,535)
Other non-operating income (loss)	5,723	(42)
Other non operating income (expense) from unconsolidated joint ventures	(1,253)	0

EBITDA	24,615	17,122

Add : Other non-operating (income) loss	(5,723)	42
Add : Other non operating expense (income) from unconsolidated joint ventures	1,253
Less : Clift	(1,204)	(836)
Add : Stock based compensation	2,322	1,052

Adjusted EBITDA	$21,263	$17,380

(1)            Includes results of our predecessor from January 1, 2006 through February 16, 2006.

Room Revenue Analysis
(In Thousands, except percentages)	1st Qtr		%
	2007	2006 (1)	Change

Morgans	$2,387	$2,190	9%
Royalton	4,108	3,755	9%
Hudson	14,417	11,917	21%
Delano	10,454	8,398	24%
Mondrian	5,696	5,520	3%
Clift	5,443	5,036	8%
Total Owned - Comparable	42,505	36,816	15%

Mondrian Scottsdale	2,759

Total Owned	$45,264	$36,816	23%

Hotel Revenue Analysis
(In Thousands, except percentages)	1st Qtr		%
	2007	2006 (1)	Change

Morgans	$5,178	$5,005	3%
Royalton	5,632	5,208	8%
Hudson	19,114	16,146	18%
Delano	18,953	16,786	13%
Mondrian	11,014	10,796	2%
Clift	9,899	8,798	13%
Total Owned - Comparable	69,790	62,739	11%

Mondrian Scottsdale	4,675

Total Owned	$74,465	$62,739	19%

EBITDA Analysis
(In Thousands, except percentages)	1st Qtr		%
	2007	2006 (1)	Change

Morgans	$781	$817	-4%
Royalton	1,035	944	10%
Hudson	5,657	4,590	23%
Delano	8,121	7,048	15%
Mondrian	3,699	3,936	-6%
Clift	1,204	836	44%
Owned Comparable Hotels	20,497	18,171	13%

St Martins Lane	2,012	1,264	59%
Sanderson	870	857	2%
Shore Club	403	335	20%
Joint Venture Comparable Hotels	3,285	2,456	34%

Total Comparable Hotels	23,782	20,627	15%

Mondrian Scottsdale - Owned	(487)
Hard Rock - Joint Venture	1,949

Total Hotels	25,244	20,627	22%

Management Fees	3,956	2,207	79%
Corporate Expenses	(9,055)	(5,670)	60%
Other non-operating income (loss)	5,723	(42)

Other non operating income (expense) from unconsolidated joint ventures	(1,253)	—

EBITDA	24,615	17,122

Add : Other non-operating (income) loss	(5,723)	42
Add : Other non operating expense (income)
from unconsolidated joint ventures	1,253	0
Less: Clift	(1,204)	(836)	44%
Add : Stock Based Compensation	2,322	1,052	121%

Adjusted EBITDA	$21,263	$17,380	22%

(1)            Includes results of our predecessor from January 1, 2006 through February 16, 2006.

Balance Sheet

(In Thousands)

	Mar 31	Dec 31
	2007	2006

Cash	$9,606	$27,549
Restricted cash	29,325	24,368
Property and equipment	499,324	494,537
Goodwill	73,698	73,698
Accounts receivable	14,159	12,253
Prepaid expenses and other assets	8,666	8,175
Investments in joint ventures	110,524	30,400
Other assets	21,687	87,026
Total assets	766,989	758,006

Long-term debt	502,000	474,460
Capital lease obligations - Clift	79,024	78,737
Accounts payable and accrued expenses	36,945	35,039
Other liabilities	17,410	16,841
Deferred income taxes	8,362	10,166
Total liabilities	643,741	615,243
Minority interests	19,989	20,317
Stockholders’ equity	103,259	122,446
Total liabilities and equity	$766,989	$758,006

A reconciliation of long-term debt and capital lease obligations, the most directly comparable U.S. GAAP measure, to Adjusted Net Debt for each of the respective periods is indicated as follows:

Debt and Capital Investments

(In Thousands)

	Mar. 31	Dec. 31
	2007	2006

Adjusted Net Debt — Consolidated
Long-term debt and capital lease obligations	$581,024	$553,197
Less: Clift Capitalized Lease	(79,024)	(78,737)

Adjusted debt — Consolidated	502,000	474,460

Less: cash and cash equivalents	(9,606)	(27,549)

Adjusted net debt — consolidated	$492,394	$446,911

Proportionate Share of Net Debt — Joint Ventures

London	$103,185	$104,082
Shore Club	8,589	8,589
Mondrian South Beach	62,000	62,000
Hard Rock	253,080	—

Proportionate share of debt — joint ventures	426,854	174,671

Proportionate share of cash and cash equivalents — joint ventures	(13,018)	(7,033)

Net debt — joint ventures	$413,836	$167,638

Investments in Non-Ebitda Producing Assets

Property across from Delano	$16,483	$15,091
Mondrian South Beach — proportionate share of assets	77,000	77,000
Hard Rock — estimated proportionate share of excess land(1)	76,590
Hard Rock — estimated proportionate share of intellectual property rights	22,977
Hard Rock — escrow		62,550
Echelon — deposit and proportionate share of assets	34,690	2,883
Mondrian Scottsdale	—	53,676

Investments in Non-Ebitda Producing Assets	$227,740	$211,200

(1)             Assumes our 33.3% share of 23 acres of excess land valued at $10 million per acre.